Filed Pursuant to Rule 424(b)(3)

File No. 333-87442

PROSPECTUS SUPPLEMENT NO. 13

(To Prospectus dated June 5, 2002)

$1,380,000,000

5.75% Senior Convertible Notes due 2009 and

85,607,940 Shares of Common Stock Issuable

upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated June 5, 2002, as amended or supplemented, of The Gap, Inc. relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $1,380,000,000 aggregate principal amount at maturity of our 5.75% Senior Convertible Notes due 2009 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes or the common stock into which the notes are convertible involves risks. See “Risk Factors” beginning on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other U.S. regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The table of selling security holders contained in the prospectus is hereby amended to add the entities who are named below as selling security holders:

Name	Aggregate principal amount at maturity of notes that may be sold by this prospectus	Percentage of notes outstanding	Number of shares of common stock that may be sold by this prospectus	Percentage of shares of common stock outstanding
Goldman Sachs & Company	1,000,000	*	62,035	*
LB Series Fund Inc., High Yield Portfolio	3,000,000	*	186,104	*
Lutheran Brotherhood High Yield Fund	2,000,000	*	124,069	*
Merrill Lynch Pierce Fenner & Smith Inc.	3,724,000	*	231,017	*
Oppenheimer Capital Income Fund	2,500,000	*	155,087	*

The line “Southdown Pension Plan . . . 85,000, *, 5,273, *” (other than the footnotes thereto which remain unchanged) contained in the table set forth in the Prospectus under the caption “Selling Security Holders” shall be deleted in its entirety and replaced with the following:

Name	Aggregate principal amount at maturity of notes that may be sold by this prospectus	Percentage of notes outstanding	Number of shares of common stock that may be sold by this prospectus	Percentage of shares of common stock outstanding
CEMEX Pension Plan	85,000	*	5,273	*

To our knowledge, none of the selling security holders listed in the table as amended above has, or within the past three years has had, any material relationship with us or our affiliates, except as previously disclosed.

The date of this prospectus supplement is March 10, 2003